EXHIBIT 21

                           Subsidiaries of Registrant
                           --------------------------

                                          Percentage               State of
Name                                      Ownership              Organization
--------                                  ----------             --------------

Kirlin Securities, Inc.                      100%                   Delaware

Greenleaf Management Corp.                   100%                   New York

VentureHighway.com Inc.                     63.7%                   New York

First Long Island Securities, Inc.           100%                   New York

Princeton Investments
 Holding Corp.                               100%(1)                New Jersey

Princeton Securities
 Corporation                                 100%(2)                New Jersey

-----------------------------------------
(1) Owned by VentureHighway.com Inc.

(2) Owned by Princeton Investments Holding Corp.